EXHIBIT 99.9
CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP
     We hereby consent to the use of our name in the first and second paragraphs under the heading “Legal Opinions” in the prospectus supplement dated April 11, 2011 to the prospectus dated December 17, 2009 relating to securities issued pursuant to Registration Statement No. 333-162531 of Export Development Canada.

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

April 15, 2011